NOVATION TO
 SUB-ADVISORY AGREEMENT
This Novation Agreement, effective as of December 30, 2016, by and between Neuberger Berman Investment Advisers LLC (“Manager”) and Portland Hill Capital LLP (the “Sub-Adviser” or “PHC”), is made to the Sub-Advisory Agreement by and between the Manager and Sub-Adviser dated November 10, 2015 (the “Agreement”). Terms defined in the Agreement used herein as therein defined.
WHEREAS, effective December 30, 2016 the rights and obligations of PHC under the Agreement shall be transferred to Portland Hill Asset Management Limited (“PHAM”);
WHEREAS, the Manager and Sub-Adviser desire to effect a novation of the Agreement so that PHAM is substituted for PHC as a party to the Agreement; and
NOW, THEREFORE, in consideration of the mutual covenants contained hereinafter, the parties agree as follows:
1.	Novation: The Agreement is hereby amended to provide for PHAM to be added as a party in substitution of PHC (the “Novation”).

2.	Transfer: PHC hereby transfers all of its respective rights, liabilities, duties and obligations under the Agreement to PHAM.

3.	Acceptance and Assumption: PHAM hereby accepts the Novation and agrees to assume all rights, duties and obligations of PHC.

4.	Consent: NBTA hereby consents to such Novation.

5.	Term: The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in the Agreement.

6.	Execution: This Novation may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

PORTLAND HILL CAPITAL LLC	PORTLAND HILL ASSET MANAGEMENT LIMITED
By: /s/ Thierry Lucas Name: Thierry Lucas Title: Director	By: /s/ Thierry Lucas Name: Thierry Lucas Title: Director

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By: /s/ Robert Conti Name: Robert Conti Title: President - Mutual Funds